Exhibit 99.1
Santander Consumer USA Holdings Inc. Reports
Second Quarter 2021 Results

Net Income of $1.1 Billion and $10.5 Billion in Originations in the Second Quarter 2021

Dallas, TX - July 28, 2021 - PRESS RELEASE
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company”) today announced net income for the second quarter ended June 30, 2021 ("Q2 2021") of $1.1 billion, or $3.45 per diluted common share.

The Company has declared a cash dividend of $0.22 per share, to be paid on August 19, 2021, to shareholders of record as of the close of business on August 9, 2021.

Management Quotes

“The second quarter was another exceptional quarter for us thanks to our team’s execution in a highly competitive market. We have positioned SC to benefit from the ongoing tailwinds with consumers and the overall auto industry. Demand for vehicles remains strong, as evidenced by our record originations in the quarter of $10.5 billion, despite the pressure of new vehicle sales due to the chip shortage. For the first time in our Company’s history, we experienced a net recovery for the quarter of $79 million supported by record used car prices. Yesterday we announced an important strategic expansion of our partnership with AutoFi to launch a new digital experience for our dealers and consumers. The economic recovery is underway and we are encouraged by the strength of consumers and our portfolio’s performance. However, the uncertainty with COVID persists and we are mindful of the potential impact going forward as we continue to remain disciplined in our approach. I am very optimistic about our Company’s position in the market, our portfolio and our employee’s ability to execute,” said Mahesh Aditya, SC President and CEO.

Fahmi Karam, SC Chief Financial Officer, added, "Our strong performance, which included record net revenues and income, reflects the strength of our disciplined underwriting, dealer and OEM relationships and our team. More than $1 billion in net income represents the most profitable quarter in the Company’s history and $1.8 billion in net income in the first half of the year is greater than any single full year. We have significant available liquidity and capital to continue to grow origination volumes and reinvest in the business. We remain focused on generating assets with strong risk-adjusted returns and managing operating expenses, while remaining attentive to the lingering effects of the pandemic on our customers and employees.”

Second Quarter of 2021 Highlights (variances compared to second quarter of 2020 ("Q2 2020"), unless otherwise noted)
• Net Income of $1.1 billion; $3.45 EPS
• Total auto originations of $10.5 billion, up 34%
◦Core retail auto loan originations of $3.8 billion, up 79%
◦Chrysler Capital loan originations of $4.6 billion, down 2%
◦Chrysler Capital lease originations of $2.1 billion, up 109%
◦Chrysler average quarterly penetration rate of 34%, down from 37%
◦Santander Bank, N.A. program originations of $2.6 billion
• Announced launch of new dealer and consumer digital experience through partnership with AutoFi
• Net finance and other interest income1 of $1.4 billion, up 33%
• 30-59 delinquency ratio of 5.5%, up 120 basis points
• 59-plus delinquency ratio2 of 2.4%, flat
• Retail Installment Contract (“RIC”) gross charge-off ratio of 6.6%, down 450 basis points
• Recovery rate of 114.9%, up from 45.7%
• RIC net charge-off ratio3 of (1.0)%, down 700 basis points
• Allowance ratio of 17.8%, down from 18.9% as of March 31, 2021
• Troubled Debt Restructuring (“TDR”) balance of $4.2 billion, down from $4.4 billion as of March 31, 2021
• Executed ~$300 million in off-balance sheet prime loan sales
• Return on average assets ("ROA") of 8.9%
• Expense ratio of 1.9%, up 20 basis points
• Common equity tier 1 (“CET1”) ratio of 18.1%

1Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency Ratio is defined as the ratio of end of period delinquent principal, over 59 days, to end of period gross balance of the respective portfolio, excludes finance leases.
3Net Charge-Off Ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.

Conference Call Information
SC will host a conference call and webcast to discuss its Q2 2021 results and other general matters at 9:00 a.m. Eastern Time on Wednesday, July 28, 2021. The conference call will be accessible by dialing 1-866-548-4713 (U.S. domestic), or 1-323-794-2093 (international), conference ID 1398753. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q2 2021 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 1-844-512-2921 (U.S. domestic), or 1-412-317-6671 (international), conference ID 1398753, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our "SEC filings"). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are: (a) the adverse impact of COVID-19 on our business, financial condition, liquidity and results of operations; (b) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (c) adverse economic conditions in the United States and worldwide may negatively impact our results; (d) a reduction in our access to funding; (e) significant risks we face implementing our growth strategy, some of which are outside our control; (f) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (g) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (h) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (i) loss of our key management or other personnel, or an inability to attract such management and personnel; (j) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; (k) there can be no assurance that the proposed acquisition of all of our outstanding common stock by SHUSA will be agreed upon, approved and ultimately consummated, and the terms of any such transaction may differ materially from those originally proposed by SHUSA; and (l) other future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $64 billion (for the second quarter ended June 30, 2021), and is headquartered in Dallas, Texas. (www.santanderconsumerusa.com)

CONTACTS:

Investor Relations
Evan Black
800.493.8219
InvestorRelations@santanderconsumerusa.com

Media Relations
Laurie Kight
214.801.6455
Media@santanderconsumerusa.com

Santander Consumer USA Holdings Inc.
Financial Supplement
Second Quarter 2021

Table 1: Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$321,976	$109,053
Finance receivables held for sale, net	391,209	1,567,527
Finance receivables held for investment, at amortized cost	33,120,008	33,114,638
Allowance for credit loss	(5,818,382)	(6,110,633)
Finance receivables held for investment, at amortized cost, net	27,301,626	27,004,005
Restricted cash	2,660,662	2,221,094
Accrued interest receivable	347,722	415,765
Leased vehicles, net	16,120,051	16,391,107
Furniture and equipment, net	57,419	62,032
Goodwill	74,056	74,056
Intangible assets	79,183	70,128
Other assets	892,030	972,726
Total assets	$48,245,934	$48,887,493
Liabilities and Equity
Liabilities:
Borrowings and other debt obligations	$38,202,642	$41,138,674
Deferred tax liabilities, net	1,718,538	1,263,796
Accounts payable and accrued expenses	682,450	531,369
Other liabilities	412,674	331,693
Total liabilities	$41,016,304	$43,265,532

Equity:
Common stock, $0.01 par value	3,060	3,061
Additional paid-in capital	389,890	393,800
Accumulated other comprehensive income, net	(36,855)	(50,566)
Retained earnings	6,873,535	5,275,666
Total stockholders’ equity	$7,229,630	$5,621,961
Total liabilities and equity	$48,245,934	$48,887,493

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,229,492	$1,236,600	$2,534,143	$2,510,419
Leased vehicle income	703,916	737,549	1,444,800	1,485,528
Other finance and interest income	3,068	2,657	4,494	10,208
Total finance and other interest income	1,936,476	1,976,806	3,983,437	4,006,155
Interest expense	237,195	308,982	490,732	637,816
Leased vehicle expense	294,720	610,861	718,515	1,163,773
Net finance and other interest income	1,404,561	1,056,963	2,774,190	2,204,566
Credit loss expense (benefit)	(263,751)	861,896	(127,542)	1,769,783
Net finance and other interest income after credit loss expense	1,668,312	195,067	2,901,732	434,783
Profit sharing	50,553	11,530	117,879	25,825
Net finance and other interest income after credit loss expense and profit sharing	1,617,759	183,537	2,783,853	408,958
Investment gains (losses), net	2,414	(147,582)	(12,298)	(211,008)
Servicing fee income	22,812	19,120	41,506	38,223
Fees, commissions, and other	50,847	82,069	151,375	177,199
Total other income	76,073	(46,393)	180,583	4,414
Compensation and benefits	156,450	127,643	310,345	260,969
Repossession expense	38,845	22,289	84,191	79,951
Other expenses	107,915	116,747	203,166	208,432
Total operating expenses	303,210	266,679	597,702	549,352
Income (loss) before income taxes	1,390,622	(129,535)	2,366,734	(135,980)
Income tax expense	332,420	(32,857)	566,877	(35,315)
Net income (loss)	$1,058,202	$(96,678)	$1,799,857	$(100,665)

Net income per common share (basic)	$3.46	$(0.30)	$5.88	$(0.31)
Net income per common share (diluted)	$3.45	$(0.30)	$5.88	$(0.31)
Weighted average common shares (basic)	306,057,004	319,773,636	306,082,852	326,899,844
Weighted average common shares (diluted)	306,289,395	319,878,145	306,327,116	327,137,104
Number of shares outstanding	306,081,081	316,235,387	306,081,081	316,235,387

Table 3: Other Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
Ratios (Unaudited, Dollars in thousands)	2021	2020	2021	2020
Yield on retail installment contracts	15.1%	14.8%	14.9%	15.0%
Yield on leased vehicles	9.6%	2.9%	8.5%	3.7%
Yield on personal loans, held for sale (1)	—%	25.6%	30.4%	26.0%
Yield on earning assets (2)	13.2%	10.9%	12.9%	11.4%
Cost of debt (3)	2.5%	3.1%	2.5%	3.2%
Net interest margin (4)	11.3%	8.4%	11.0%	8.8%
Expense ratio (5)	1.9%	1.7%	1.9%	1.8%
Return on average assets (6)	8.9%	(0.8)%	7.5%	(0.4)%
Return on average equity (7)	63.2%	(7.7)%	57.0%	(3.6)%
Net charge-off ratio on individually acquired retail installment contracts (8)	(1.0)%	6.0%	1.0%	6.9%
Net charge-off ratio (8)	(1.0)%	6.0%	1.0%	6.9%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	2.4%	2.4%	2.4%	2.4%
Allowance ratio (10)	17.8%	19.2%	17.8%	19.2%
Common stock dividend payout ratio (11)	6.4%	*	11.2%	*
Common Equity Tier 1 capital ratio (12)	18.1%	13.4%	18.1%	13.4%
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$(79,223)	$461,014	$164,852	$1,054,060
End of period delinquent amortized cost over 59 days, retail installment contracts held for investment	791,144	743,693	791,144	743,693
End of period personal loans delinquent principal over 59 days, held for sale	—	127,504	—	127,504
End of period delinquent amortized cost over 59 days, loans held for investment	791,565	744,170	791,565	744,170
End of period assets covered by allowance for credit losses	32,774,721	30,522,963	32,774,721	30,522,963
End of period gross retail installment contracts held for investment	32,750,571	30,492,634	32,750,571	30,492,634
End of period gross personal loans held for sale	—	1,283,183	—	1,283,183
End of period gross finance receivables and loans held for investment	32,750,571	30,496,308	32,750,571	30,496,308
End of period gross finance receivables, loans, and leases	49,610,560	47,729,637	49,610,560	47,729,637
Average gross retail installment contracts held for investment	32,249,024	30,493,604	32,494,401	30,586,535
Average gross retail installment contracts held for investment and held for sale	32,462,553	31,193,215	32,780,361	31,017,842
Average gross finance receivables, loans and finance leases	32,500,748	32,554,978	33,399,959	32,438,109
Average gross operating leases	17,118,763	17,492,255	17,189,819	17,584,849
Average gross finance receivables, loans, and leases	49,619,511	50,047,233	50,589,778	50,022,958
Average managed assets	64,483,261	61,001,767	64,245,652	60,652,091
Average total assets	47,741,178	46,876,726	48,111,581	47,308,997
Average debt	38,392,143	40,113,885	39,329,703	39,858,355
Average total equity	6,692,791	5,033,773	6,318,704	5,573,544

(1)Includes Finance and other interest income; excludes fees
(2)“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases
(3)“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt
(4)“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases
(5)“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets
(6)“Return on average assets” is defined as the ratio of annualized Net income to Average total assets
(7)“Return on average equity” is defined as the ratio of annualized Net income to Average total equity
(8)“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a amortized cost basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio.
(9)“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes finance leases
(10)“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses
(11)“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders. The Common stock dividend payout ratio for the three and six months ended June 30, 2020 has not been disclosed since the earnings per share for the three and six months ended June 30, 2020 was a negative number.
(12)“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release). CET1 Ratio is provided as a preliminary calculation.

Table 4: Credit Quality

The activity in the credit loss allowance for retail installment contracts for the three and six month ended June 30, 2021 and 2020 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended June 30, 2021		Three Months Ended June 30, 2020
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$4,662,633	$1,338,708	$4,482,663	$973,236
Credit loss expense (benefit)	(282,249)	16,350	744,511	116,419
Charge-offs (a)	(540,998)	8,457	(721,218)	(127,617)
Recoveries	460,284	151,479	312,231	75,590
Balance — end of period	$4,299,670	$1,514,994	$4,818,187	$1,037,628

	Six Months Ended June 30, 2021		Six Months Ended June 30, 2020
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$4,792,464	$1,314,170	$2,123,878	$914,718
Day 1 - Adjustment to allowance for adoption of CECL standard	—	—	2,030,473	71,833
Credit loss expense (benefit)	(242,190)	115,072	1,501,704	267,268
Charge-offs (a)	(1,127,791)	(194,004)	(1,620,768)	(417,184)
Recoveries	877,187	279,756	782,900	200,993
Balance — end of period	$4,299,670	$1,514,994	$4,818,187	$1,037,628
(a) Charge-offs for retail installment contracts includes partial write-down of loans to the collateral value less estimated costs to sell, for which a bankruptcy notice was received. There is no additional ACL on these loans.

A summary of delinquencies of our retail installment contracts as of June 30, 2021 and December 31, 2020 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Balance	June 30, 2021
	Amount	Percent
Amortized cost, 30-59 days past due	$1,816,384	5.5%
Delinquent amortized cost over 59 days	791,144	2.4%
Total delinquent balance at amortized cost	$2,607,528	7.9%

Delinquent Balance	December 31, 2020
	Amount	Percent
Principal 30-59 days past due	$1,971,766	6.0%
Delinquent principal over 59 days	1,038,869	3.1%
Total delinquent principal (a)	$3,010,635	9.1%

The retail installment contracts held for investment that were placed on nonaccrual status, as of June 30, 2021 and December 31, 2020 (Unaudited, Dollar amounts in thousands):

Nonaccrual Balance	June 30, 2021
	Amount	Percent
Non-TDR	$585,677	1.8%
TDR	318,933	1.0%
Total non-accrual loans (a)	$904,610	2.8%
(a) The table includes balances based on amortized cost.

Nonaccrual Balance	December 31, 2020
	Amount	Percent
Non-TDR	$748,026	2.3%
TDR	385,021	1.2%
Total nonaccrual principal (a)	$1,133,047	3.5%

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of June 30, 2021 and December 31, 2020 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	June 30, 2021	December 31, 2020
TDR - Unpaid principal balance	$4,161,892	$3,945,040
TDR - Impairment	1,514,994	1,314,170
TDR - Allowance ratio	36.4%	33.3%

Non-TDR - Unpaid principal balance	$28,576,765	$28,977,299
Non-TDR - Allowance	4,299,670	4,792,464
Non-TDR Allowance ratio	15.0%	16.5%

Total - Unpaid principal balance	$32,738,657	$32,922,339
Total - Allowance	5,814,664	6,106,634
Total - Allowance ratio	17.8%	18.5%

The Company’s ACL decreased $0.2 billion and $0.3 billion for the three and six months ended June 30, 2021. The decrease was primarily due to an improved macroeconomic outlook and a decrease of lifetime expected credit losses for non-TDR loans mainly due to credit quality and performance.

Table 5: Originations
The Company's originations of loans and leases, including revolving loans, average APR, and dealer discount (net of dealer participation) were as follows:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020	March 31, 2021
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$5,871,823	$5,098,496	$10,115,312	$8,832,741	$4,383,146
Average APR	14.4%	11.7%	14.7%	13.3%	15.0%
Average FICO® (a)	608	657	606	635	606
Premium	(2.3)%	(0.9)%	(2.0)%	(0.8)%	(1.6)%

Personal loans (b)	—	347,238	—	618,073	$—
Average APR	—%	29.6%	—%	29.5%	—%

Leased vehicles	2,067,741	986,617	4,222,247	3,007,338	$2,154,506

Finance lease	2,534	1,927	5,331	$4,929	$2,796
Total originations retained	$7,942,098	$6,434,278	$14,342,890	$12,463,081	$6,540,448

Sold Originations
Retail installment contracts	$—	$—	$235,395	$111,981	$95,738
Average APR	—%	—%	7.7%	4.4%	9.5%
Average FICO® (c)	—	—	699	722	688

Personal Loans (d)	$—	$—	$292,709	$—	$292,709
Average APR	—%	—%	29.7%	$—	29.7%

Total originations sold	$—	$—	$528,104	$111,981	$388,447

Total originations (excluding SBNA Originations Program)	$7,942,098	$6,434,278	$14,870,994	$12,575,062	$6,928,895

(a)Unpaid principal balance excluded from the weighted average FICO score is $559 million, $586 million, $1.0 billion, $1.0 billion and $450 million for the three months ended June 30, 2021 and 2020, six months ended June 30, 2021 and 2020, and for the three months ended March 31, 2021, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $187 million, $102 million, $341 million, $241 million and $154 million, respectively, were commercial loans.
(b)Included in the total origination volume is $58 million and $79 million for the three and six months ended June 30, 2020, respectively, related to newly opened accounts.
(c)Only includes assets both originated and sold in the period. Total asset sales for the period are shown in table 6. Unpaid principal balance excluded from the weighted average FICO score is zero, $8 million, zero, $9 million and $2 million for the three and six months ended June 30, 2021 and 2020, and for the three months ended March 31, 2021, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, the commercial loans were zero.
(d)Included in the total origination volume is $25 million for the three months ended March 31, 2021 related to newly opened accounts.

SBNA Originations Program

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. The Company facilitated the purchase of $2.6 billion and $4.5 billion of retail installment contacts during the three and six months ended June 30, 2021, respectively.

Table 6: Asset Sales

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020	March 31, 2021
Assets Sold	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$309,784	$512,286	$2,690,569	$512,286	$2,380,785
Average APR	5.9%	6.4%	4.2%	6.4%	4.0%
Average FICO®	$716	691	737	691	740

Personal loans	$—	—	1,253,476	—	$1,253,476
Average APR	—%	—%	29.7%	—%	29.7%
Discount	—	—	—	—	—

Total asset sales	$309,784	$512,286	$3,944,045	$512,286	$3,634,261

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted net discount of our held for investment portfolio as of June 30, 2021 and December 31, 2020, are as follows:

	June 30, 2021	December 31, 2020
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$32,750,571	$32,937,036
Average APR	15.7%	15.2%
Premium	(0.74)%	(0.15)%

Leased vehicles	$16,835,839	$17,259,468

Finance leases	$24,150	$26,150

Table 8: Reconciliation of Non-GAAP Measures

	June 30, 2021	June 30, 2020
	(Unaudited, Dollar amounts in thousands)
Total equity	$7,229,630	$4,895,465
Add: Adjustment due to CECL capital relief (c)	1,759,037	1,769,430
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	164,585	154,943
Deduct: Accumulated other comprehensive income (loss), net	(36,855)	(63,705)
Tier 1 common capital	$8,860,937	$6,573,657
Risk weighted assets (a)(c)	49,014,663	48,997,902
Common Equity Tier 1 capital ratio (b)(c)	18.1%	13.4%
(a)Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.
(b)CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.
(c)As described in our 2020 annual report on Form 10-K, on January 1, 2020, we adopted ASU 2016-13, Financial Instruments - Credit Losses (“CECL”), which upon adoption resulted in a reduction to our opening retained earnings balance, net of income tax, and increase to the allowance for credit losses of approximately $2 billion. As also described in our 2019 10-K, the U.S. banking agencies in December 2018 had approved a final rule to address the impact of CECL on regulatory capital by allowing banking organizations, including the Company, the option to phase in the day-one impact of CECL until the first quarter of 2023. In March 2020, the U.S. banking agencies issued an interim final rule that provides banking organizations with an alternative option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. The Company elected this alternative option instead of the one described in the December 2018 rule.